Exhibit 10.36

EXECUTION COPY

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (“Agreement”), dated February 3, 2016, is made effective as of the Submission Date (as defined below), by and between Kadmon Holdings, LLC, a Delaware limited liability company (“Holdings” and, together with its subsidiaries and any successor entity, the “Company”), and Samuel D. Waksal, Ph.D. (“Waksal”). In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

WHEREAS, Holdings is currently contemplating a firm commitment underwritten public offering of Units (as defined in the Kadmon Holdings, LLC Second Amended and Restated Limited Liability Company Agreement dated as of June 27, 2014, as amended) in Holdings (or common stock of any successor entity) in which such equity interests are listed on a national securities exchange (the “IPO” and the time of effectiveness thereof, the “Effective Time”).

WHEREAS, Holdings and Waksal seek to enter into this Agreement, effective as of the confidential submission by Holdings of a Form S-1 with the Securities and Exchange Commission (the “SEC”) (the “Submission Date”).

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings and Waksal agree as follows:

1.                                      Transition from the Company. Waksal hereby resigns from any and all positions with the Company as of the Submission Date, and Waksal’s employment with the Company is hereby terminated. Subject to the terms of this Agreement, Waksal shall perform no further services to the Company, whether as employee, consultant, contractor, or any other service provider, following the Submission Date.

2.                                      Severance. Subject to Waksal’s compliance with Sections 13 and 14:

(a)                                 The Company shall pay Waksal a gross severance amount equal to $1,000,000.00, payable in 26 consecutive bi-weekly installments of $38,461.54 each, less all applicable withholding taxes, commencing on the Company’s first regularly scheduled payroll date (the “First Payment Date”) following the Submission Date.

(b)                                 The Company shall pay Waksal a gross severance amount equal to $2,000,000.00, payable in 52 consecutive bi-weekly installments of $38,461.54 each, less all applicable withholding taxes, commencing on the Company’s first regularly scheduled payroll date following the first anniversary of the First Payment Date.

3.                                      Supplemental Payments. Subject to Waksal’s compliance with Sections 13 and 14 hereof:

(a)                                 If (i) the valuation of Holdings (or its successor entity in the IPO) implied by the IPO price is in excess of $750,000,000.00; (ii) the net proceeds to the Company, after underwriter discounts and commissions and other offering expenses, are an amount in excess of $100,000,000.00; and (iii) Holdings (or the successor entity in the IPO) has an equity market capitalization on December 31, 2016 (which, for purposes of this Section 3(a) shall be calculated as the product of the number of shares outstanding immediately after the IPO times the closing share price per share on December 31, 2016 or, if such date is not a trading date, the last trading date preceding such date) in excess of $750,000,000.00 (subject to Section 4 below), then Waksal shall be deemed to have earned a one-time, gross lump-sum cash payment to Waksal equal to $2,250,000.00, less all applicable withholding taxes, which shall be payable within seven days thereafter or the first such later date upon which the value of cash and cash equivalents less all payables on the Company’s balance sheet equals $50,000,000.00 or more.

(b)                                 If, on December 31, 2017, Holdings (or its successor entity in the IPO) has an equity market capitalization (which, for purposes of this Section 3(b) shall be calculated as the product of the number of shares outstanding immediately after the IPO times the closing share price per share on December 31, 2017 or, if such date is not a trading date, the last trading date preceding such date) in excess of $1,500,000,000.00 (subject to Section 4 below), then Waksal shall be deemed to have earned a one-time, gross lump-sum cash payment to Waksal equal to $2,250,000.00, less all applicable withholding taxes, which shall be payable within seven days thereafter or the first such later date upon which the value of cash and cash equivalents less all payables on the Company’s balance sheet equals $50,000,000.00 or more.

(c)                                  If, on December 31, 2018, Holdings (or its successor entity in the IPO) has an equity market capitalization (which, for purposes of this Section 3(c) shall be calculated as the product of the number of shares outstanding immediately after the IPO times the closing share price per share on December 31, 2018 or, if such date is not a trading date, the last trading date preceding such date) in excess of $2,500,000,000.00 (subject to Section 4 below), then Waksal shall be deemed to have earned a one-time, gross lump-sum cash payment to Waksal equal to $2,250,000.00, less all applicable withholding taxes, which shall be payable within seven days thereafter or the first such later date upon which the value of cash and cash equivalents less all payables on the Company’s balance sheet equals $50,000,000.00 or more.

(d)                                 If Holdings (or the successor entity in the IPO) (i) consolidates with or merges into any other Person and is not the continuing or surviving entity in such consolidation or merger, (ii) transfers all or substantially all of its properties and assets to any Person or (iii) is otherwise acquired, then the parties shall cooperate in good faith in amending the provisions hereof to give effect to such transactions. The calculations in Sections 3(b) and (c) above shall give effect to any applicable stock splits after the IPO and prior to December 31, 2017 or December 31, 2018, as applicable.

4.                                      Business Development. As to any new Business Development Program(s) (as defined below) entered into by the Company after the date hereof but on or before the third anniversary of the Submission Date, the Company shall pay Waksal five percent (5%) of any (i) cash received by the Company pursuant to the first three such Business Development Program(s) on or before the third anniversary of the Submission Date and (ii) Guaranteed Cash Payments payable to the Company pursuant to the first three such Business Development Program(s), to the extent payable to the Company after the third anniversary of the Submission Date, subject to all withholding taxes, in each instance payable within 30 days of receipt of such payment, provided that the cumulative sum of payments to Waksal under this paragraph shall not exceed $15,000,000.00. The Company shall use commercially reasonable efforts to collect any payments under any such Business Development Program(s) as soon as reasonably practicable and shall not knowingly delay the collection of any such payments in an attempt to avoid payments to Waksal pursuant to this Section 4. “Business Development Program(s)” shall mean the creation or implementation of an investment, licensing agreement or other collaboration (i) that is between Holdings or any subsidiary and a pharmaceutical or biotechnology company, and (ii) whose objective is to research, develop, market or commercialize the Company’s ROCK2 Program (defined below) or Immuno-oncology Program (defined below) (an “Operative Agreement”). “Guaranteed Payments” shall mean payments to the Company of cash contractually provided for pursuant to an Operative Agreement, which payments are not subject to the Company meeting any milestones or thresholds, such as an obligation to invest money in the Company. “ROCK2 Program” shall mean pathways involving rho-associated coiled-coil kinase 2 (ROCK2) or other pathways effecting auto-immunity, fibrosis, cancer or neuro-degenerative diseases. “Immuno-oncology Program” shall mean anti-bodies or small molecules involved in inducing the immune system to make an anti-tumor response. To the extent the aggregate cash payments and Guaranteed Payments received by the Company under the Operative Agreements exceed $800,000,000.00 prior to the Effective Time (if any), the equity market capitalization requirements in Sections 3(a), (b) and (c) above shall be deemed fulfilled, regardless of the equity market capitalization of the Company at the applicable time. If the Company transfers any Operative Agreement to a third party, the parties shall cooperate in good faith in amending the provisions hereof to give effect to such transfer.

5.                                      Benefits. The Company shall permit Waksal (and his other eligible dependents) to continue to participate in the Company’s group medical, dental and vision insurance plans for as long as permissible under the terms of those plans, up to a three year period (inclusive of any period during which Waksal participates in COBRA continuation benefits) and the Company shall bear the full cost of such participation; provided, that after Waksal is no longer covered by these plans, if Waksal elects and pays for continued coverage (including for his other eligible dependents) under these plans pursuant to COBRA, the Company will reimburse Waksal for up to 18 months for the full costs of his contributions or until such earlier time that he becomes eligible for a future employer’s medical, dental and vision plans; and provided, further, that to the extent required to comply with, or to avoid excise or other taxes under, the Affordable Care Act or the Internal Revenue Code, any or all of the benefits of this Section 5 will be treated as additional compensation. The Company shall permit Waksal, at his own expense, to continue to participate in the Company’s life insurance plan for as long as permissible under the terms of that plan, up to a three year period, during which time Waksal may elect to make contributions under that plan from any amounts payable to him under Sections 2, 3 or 4 hereof, and the Company shall also permit Waksal, at his own expense, to exercise any available conversion feature under that plan, subject to the terms of such conversion feature.

6.                                      Founder Designation; Statements Regarding Waksal. The Company’s website, regulatory filings, and other materials printed by the Company shall, to the extent they reference Waksal, identify him as the “Founder” of the Company; provided, that if the Company receives written comments from the SEC, NYSE or Nasdaq specifically objecting to this identification, the parties shall discuss in good faith an alternative description of Waksal. Should the Company publicly announce the development of any pharmaceuticals for the treatment of malaria or infectious diseases, the Company will publicly recognize Waksal as a collaborator in the development of such pharmaceuticals to the extent he was such a collaborator. As to any scientific work conducted by Waksal at the Company prior to the Submission Date, Waksal shall continue to receive scientific credit from the Company or its employees for such work to the extent he would have received scientific credit for such work if he were still employed by the Company, including in connection with any scientific papers written by employees of the Company. Waksal shall have no right to alter the content or occurrence of any regulatory disclosures the Company may make regarding Waksal (collectively, “Waksal Statements”) but the Company shall deliver a draft of any such Waksal Statements to Waksal in advance of publicizing or disclosing them such that he shall have a reasonable amount of time to review them and request any modifications, and the Company will consider in good faith any such requests; provided, however, that under no circumstances shall Waksal be permitted access to any material nonpublic information of the Company. In the event of any public recognition or other public announcements which name Waksal, the Company shall deliver a draft of such statements to Waksal in advance of publicizing them, and he shall have a reasonable amount of time to review them and request any modifications, and the company will consider in good faith any such requests; provided however that the Company may redact any non-relevant or material non-public information in such draft statements.

7.                                      Lock-Up. Waksal hereby agrees that in connection with the IPO, or any subsequent offering at the time of which he owns equal to or greater than 5% of the Common Stock (as defined below), he will not, without the prior written consent of the managing underwriters, as the case may be, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock (“Common Stock”) of Holdings or any successor entity or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Holder or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise, for such period of time (not to exceed one hundred eighty (180) days in the case of an initial public offering and ninety (90) days (or such shorter period as the managing underwriters may agree) in the case of a subsequent offering) from the effective date of such registration as may be requested by such managing underwriters and to execute an agreement with the underwriters reflecting the foregoing and otherwise in the form customarily requested by such underwriters (subject to such exceptions as may be mutually agreed by Waksal and such managing underwriters) at the time of the Company’s initial public offering or any such subsequent offering (as the case may be); provided, however, that the terms of this Section 7 shall only be effective so long as other equityholders of the Company identified by the managing underwriters are entering into substantially similar lock-up agreements for an identical term and if any of such equityholders is released from the provisions thereof prior to the expiration thereof, Waksal shall also be released from the terms of his lock-up agreement. The foregoing provisions of this Section 7 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the offering are intended third party beneficiaries of this Section 7 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of Waksal until the end of such period.

8.                                      LTIP. Waksal is currently eligible for EAR Units pursuant to the terms of the Award Notification and Grant Agreement — EAR Unit Award, between Waksal and Holdings, dated December 17, 2014 (the “Grant Agreement”). The parties acknowledge the following with respect to the Grant Agreement: (A) with respect to the vesting provisions of the Award (i) the vesting provisions contained in subparagraph (1)(a) of the Grant Agreement expire without vesting upon separation; and (ii) the service component of vesting provisions contained subparagraphs (1)(b) and (2) of the Grant Agreement shall be satisfied on the Submission Date, with vesting thereafter to occur subject to the occurrence of the further business conditions contained in subparagraphs (1)(b) and (2) prior to the Expiration Date under the Grant Agreement; and (B) with respect to restrictive covenants contained in or arising out of the Grant Agreement, the EAR Units shall not be subject to forfeiture, termination or recapture payment for violation of the terms of Appendix A thereto or any other restrictive covenants contained in the 2014 Long-Term incentive Plan, as amended, which shall be subsumed and superseded by the terms of this Agreement.

9.                                      Releases of Claims.

(a)                                 Release by Waksal. In exchange for the Company’s obligations under this Agreement, Waksal, Waksal’s heirs and estate agree that Waksal has reached a full and complete settlement of any and all claims and disputes that have arisen or could have arisen between Waksal and the Company before or on the date hereof arising out of Waksal’s relationship with the Company as employee, founder, investor, member, owner, member or Chairman of the Board, Chief Executive Officer, or officer. Waksal, Waksal’s heirs and estate forever waive and release any and all claims of any kind accruing before or on the date hereof arising out of Waksal’s relationship with the Company as employee, founder, investor, member, owner, member or Chairman of the Board, Chief Executive Officer, or officer, that Waksal has had or may have against the Company, Holdings, Kadmon Corporation, Kadmon I, LLC, Athena Holdings, LLC and Nevets, LLC, (collectively, the “Group Company”), the Group Company’s current, former and future owners, investors, parents, subsidiaries or affiliates (but excluding MeriraGTx Limited (f/k/a/ Kadmon Gene Therapy Holdings Limited) and its subsidiaries) (together with the Group Company, the “Company Affiliates”), or any current, former or future partners, officers, managers, directors, employees, attorneys, auditors, tax professionals or agents of the Company Affiliates, including counsel having acted in any capacity (collectively the “Released Parties”), whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statute, or otherwise, including, without limitation, those arising pursuant to any federal, state, or local laws. Notwithstanding anything to the contrary herein, Waksal and his heirs and estate are not releasing (i) claims arising after he signs this Agreement, (ii) claims related to the enforcement of this Agreement, (iii) claims for accrued, vested benefits under any employee benefit plan of the Company or for reimbursement under any group health or disability plan in which Waksal participated in accordance with the terms of such plans and applicable law, (iv) any rights as an equity holder in any Released Party, (v) any rights under the governing documents of any entity in which Waksal holds equity interests, including the governing documents of Kadmon I, LLC and Holdings, (vi) any rights or claims for indemnification or contributions that Waksal may have as a former officer or director of the Company, to the extent such claims are covered under the governing documents of the Company or under the Company’s directors’ and officers’ liability insurance policy applicable to Waksal; and/or (vii) any claims or rights which cannot be waived by law. Notwithstanding anything to the contrary herein, MeriraGTx Limited (f/k/a/ Kadmon Gene Therapy Holdings Limited) and its subsidiaries shall not be Company Affiliates or Released Parties for purposes of this Agreement.

(b)                                 Release by Company. In exchange for Waksal’s obligations under this Agreement, the Company and its successors and assigns agree that the Company has reached a full and complete settlement of any and all claims and disputes that have arisen or could have arisen between Waksal and the Company before or on the date hereof arising out of Waksal’s relationship with the Company as employee, founder, investor, member, owner, member or Chairman of the Board, Chief Executive Officer, or officer. The Company, on behalf of the Released Parties, forever waives and releases any and all claims of any kind accruing before or on the date hereof arising out of Waksal’s relationship with the Company as employee, founder, investor, member, owner, member or Chairman of the Board, Chief Executive Officer, or officer that the Company or any Released Party has had or may have against Waksal or his heirs, executors, administrators, trustees, legal representatives, successors and assigns, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statute, or otherwise, including, without limitation, those arising pursuant to any federal, state, or local laws. Notwithstanding anything to the contrary herein, the Company and the Released Parties is not releasing (i) claims arising after Holdings signs this Agreement, (ii) claims related to the enforcement of this Agreement, and/or (iii) any claims or rights which cannot be waived by law.

10.                               Voluntary Acknowledgement. This Agreement has been reached by mutual and purely voluntary agreement between Waksal and the Company. Waksal acknowledges that he has freely, knowingly and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect upon him and his heirs.

11.                               No Admission. Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company or Waksal.

12.                               Representations. Waksal represents and warrants that Waksal has returned to the Company all property belonging to the Company that has been in his possession, including, without limitation, all property described in that Employee Confidentiality and Inventions Agreement between the Company and Waksal, dated May 11, 2012 (the “Confidentiality and Inventions Agreement”), and that Employee Nondisclosure Agreement between Kadmon Pharmaceuticals, LLC and Waksal (the “Nondisclosure Agreement”) (together, with the Confidentiality and Inventions Agreement, the “Proprietary Information Agreements”), and Waksal has retained no copies or access to copies thereof.

13.                               Restrictive Covenants.

(a)                                 Employee Non-Solicitation. For three years following the Submission Date, Waksal shall not directly, without the Company’s prior written consent and with intent to induce a Company Employee (defined below) to cease his or her employment relationship with the Company, solicit any Company employee for the purpose of causing, inviting or encouraging any such Company Service Provider to terminate his or her relationship with Company. “Company Employee” means any employee of the Company as of the date of solicitation; provided, however, that the provisions of this paragraph will not be violated (x) by general advertising or solicitation not specifically targeted at any Company Employee, (y) by actions taken by any person or entity with which Waksal is associated if Waksal is not, directly or indirectly, personally involved in such solicitation and has not identified such Company Employee for soliciting or (z) by Waksal serving as a reference at any such Company Employee’s request.

(b)                                 Non-Competition. As of the Submission Date, that Non-Compete Agreement between Holdings and Waksal, dated as of May 25, 2011, shall automatically be terminated without any further required action by the parties thereto and as of the Submission Date shall have no further force or effect. During the three-year period following the Submission Date, Waksal shall not directly or indirectly, without Holdings’ prior written consent: (i) accept employment with, serve as a consultant for, perform services for, or otherwise carry on business for any entity engaged in Business (defined below) within the Restricted Territory (defined below); or (ii) directly or indirectly own, operate, manage, control, or participate in the ownership, operation, or control of any entity engaged in the Business in the Restricted Territory. “Restricted Territory” means any jurisdiction in the world in which the Company operated or marketed or sold its products during Waksal’s employment with the Company, and any jurisdiction in the world in which the Company planned, during the 12 months immediately preceding the Submission Date, to conduct the Business. “Business” means the specific drugs, drug candidates and drug programs developed by the Company prior to the date hereof and the specific drug and drug programs currently under development by the Company. It shall not be a violation of this Section 13 for Waksal to directly or indirectly own not more than five percent (5%) of the issued and outstanding equity interests of a competing business that is publicly traded.

(c) Acknowledgements. Waksal agrees that: the covenants of this Section 13 are supported by sufficient consideration, including, without limitation, the benefits provided at Section 3, the Company’s release of claims against him, and the other benefits provided him under this Agreement; the obligations of this Section 13 are reasonable and necessary to protect the Company’s legitimate business interests; and Waksal has access to competent counsel and is satisfied with the representation he has received from that counsel.

(d) Proprietary Information Agreements. The following amendments are hereby made to the Employee Confidentiality and Inventions Agreement dated May 11, 2012: Section 1 of that agreement is deleted in its entirety; the final sentence of the original Section 4 of that agreement is amended to provide the following, including the additional underlined language: “I agree to take all steps reasonably necessary, at the expense of Kadmon, to perfect those rights”; and an additional sentence is added to the end of the original Section 5 of that agreement to provide the following: “All obligations of this Section 5 shall be as reasonably necessary, at the expense of Kadmon.” Further, the parties agree that the Employee Nondisclosure Agreement, executed in 2011, shall terminate on the third anniversary of the Submission Date.

14.                               Non-Disparagement and Non-Interference. For a three-year period following the Submission Date, Waksal will not at any time: (a) make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning the Company and its directors and officers, (b) interfere, either directly or indirectly, by himself or through or by his agents or attorneys, with the Company’s efforts to consummate an IPO, or (c) before the

Effective Time, communicate or seek to communicate directly with the SEC, NYSE or Nasdaq for any reason, unless expressly consented to, in writing, by the Board. For a three-year period following the Submission Date, the Company and its officers and directors will not make, publish or communicate to any third party any defamatory or disparaging remarks, comments or statements concerning Waksal. Nothing herein shall prohibit any party from (x) responding truthfully to any governmental investigation, legal process or inquiry related thereto, or (y) making a good faith rebuttal of another person’s or entity’s untrue or misleading statement, subject to Section 14(c) above.

15.                               Arbitration. The parties agree that, except as otherwise provided by law, any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to the employment of Waksal, or the termination thereof, including any statutory or common law claims under federal, state, or local law, will be resolved by confidential arbitration before a single arbitrator in New York, New York in accordance with the Employment Arbitration Rules of the Judicial Arbitration and Mediation Service (JAMS), provided, that, due to the likelihood of significant harm that a party would suffer should the other party violate this Agreement, each party shall be entitled to seek injunctive relief from a court to prevent such violation. The parties agree that any award rendered by the arbitrator will be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof. The administration fees and expenses of the arbitration, including the arbitrator’s fee, shall be borne by the Company. Each party shall bear his or its owns costs and fees, including attorney’s fees, unless the arbitrator allocates all or a portion of such fees to the other side.

16.                               Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable, or ineffective, those provisions, terms and clauses shall be deemed severable, and all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties. The parties intend that any court of competent jurisdiction modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provisions, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to the applicable agreement or making such other modifications warranted to enforce the scope of such agreement to the maximum extent permitted by law.

17.                               Entire Agreement. This Agreement and the Proprietary Information Agreements, as amended, constitute the entire agreement between Waksal and the Company regarding the separation of Waksal from the Company, and they supersede and cancel all prior and contemporaneous written and oral agreements, if any. Waksal affirms that, by entering into this Agreement, Waksal is not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be changed or altered, except by a writing signed by the Company and Waksal.

18.                               Counterparts. This Agreement may be executed, including execution by facsimile or electronically transmitted signature, in multiple counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument.

19.                               Injunctive and Other Relief. If either party breaches this Agreement, the other party will be eligible to seek an injunction restraining any further breach, in addition to any other rights to which it is entitled (including money damages) without the need to post a bond.

20.                               Cooperation. Waksal agrees that he will make himself available, without any further compensation but at the Company’s expense, at reasonable times and locations and use reasonable efforts to assist the Company in (a) perfecting or protecting the Company’s ownership of inventions, discoveries or intellectual property; and (b) accessing Waksal’s knowledge of scientific and/or research and development efforts undertaken during Waksal’s employment with the Company that would be difficult or impossible for the Company to otherwise access.

21.                               Section 409A. The parties intend this Agreement to be either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated under that section (“Section 409A”), including without limitation the provisions of Section 1.409A-3(i)(1)(iii), and this Agreement will be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, if Waksal notifies the Company that Waksal believes that any provision of this Agreement would cause Waksal to incur any additional tax or interest under Section 409A, the Company and Waksal agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any payment pursuant to Section 4 hereof so that either (i) Section 409A shall not apply to such provision or (ii) the provision will comply with Section 409A. To the extent any payment or benefit under this Agreement is subject to Section 409A, the following conditions will apply

(a)                                 The parties designate each payment as a separate payment.

(b)                                 Any reimbursement or in-kind benefit is subject to all of the following conditions: (i) any amount provided in one taxable year has no effect on the amount eligible to be provided in another taxable year, unless permitted under Section 409A; (ii) any reimbursement will be made no later than the end of the year after the year in which the expense is incurred; and (iii) the right to any amount cannot be liquidated or exchanged for another benefit.

(c)                                  “Termination of employment,” or words to that effect used in this Agreement, means Waksal’s “separation from service” (as defined under Section 409A) to the extent the termination triggers a payment, a change in the time and form of payment, or both.

(d)                                 Any amount payable within the six-month period after Waksal’s separation from service as a “specified employee” (as defined under Section 409A) of the Company will accumulate without interest and be paid on the Company’s first regularly scheduled payroll date after the end of such six-month period or, if earlier, within ten business days after the appointment of a personal representative or executor of the estate after Waksal’s death.

22.                               Assignment; Governing Law. No party may assign this Agreement without the consent of the other party; provided however that it is expressly understood that the Company automatically assigns this Agreement to any successor entity of the Company and no consent of Waksal is required in connection thereto. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

23.                               Termination. If the Effective Time does not occur within one year of the date hereof, Sections 2(b), 3, 7, 14(b) and 14(c) of this Agreement will automatically terminate and no longer be of any force and effect.

24.                               Confidentiality. Waksal and the Company agree and covenant that they shall not disclose any of the terms of this Agreement (to the extent not publicly disclosed pursuant to the below proviso) or the negotiation thereof to any third party; provided, however, that they will not be prohibited from making disclosures to their attorneys, tax advisors, immediate family members, or as may be required by law, and subject to Section 6 hereof, the Company may disclose the essential terms of this Agreement in connection with the filing of a registration statement on Form S-1 with the SEC (and file this Agreement as an exhibit to such registration statement to the extent required by the Securities Act of 1933, as amended, and the rules and regulations thereunder) or any other form required by any government agency, underwriter or securities exchange in connection with an IPO.

Signature page follows

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered under seal, by its authorized officers or individually, on the date hereof.

/s/ Samuel D. Waksal
Samuel D. Waksal

Date: February 3, 2016

Kadmon Holdings, LLC

By:	/s/ Bart M. Schwartz
Bart M. Schwartz, Esquire
Chairman of the Board

Date: February 3, 2016

Signature page to Separation Agreement